Exhibit 2.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), dated August 11, 2008, is among EnerVest Energy Institutional Fund IX, L.P., a Delaware limited partnership (“EnerVest Institutional Fund”), and EnerVest Energy Institutional Fund IX-WI, L.P., a Delaware limited partnership (“EnerVest Working Interest Fund,” which together with EnerVest Institutional Fund, are collectively called “Seller” and each is a “Seller Party”) and EV Properties, L.P., a Delaware limited partnership (“Buyer”). Buyer and Seller are sometimes individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

WITNESSETH

WHEREAS, each Seller owns the respective proportionate interest set forth in Exhibit A hereto (each Seller’s “Ownership Share”) in and to certain oil and gas interests which, together with the properties appurtenant thereto, are more fully described and defined herein as the Assets; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Assets, subject to the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.	PURCHASE AND SALE

1.1
Purchase and Sale. Seller agrees to sell and convey, and Buyer agrees to purchase and pay for, in accordance with their respective Ownership Shares, the Assets (as defined in Section 1.2), subject to the terms and conditions of this Agreement.

1.2	Assets. All of each Seller Party's right, title and interest in and to the following shall be referred to herein as the “Assets”:

(a) the leasehold estates created by the oil and gas leases described in Schedule 1.2(a) and the fee mineral interests described in Schedule 1.2(a) (collectively, the “Leases”), together with all other interests of each Seller Party in the Leases, including overriding royalty interests, production payments and other payments out of or measured by the value of oil and gas production from or attributable to the Leases;

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(b) any and all oil and gas wells, salt water disposal wells, injection wells, and other wells and wellbores located on the Leases or lands pooled therewith, whether plugged or unplugged, shut in, or permanently or temporarily abandoned (the “Wells”);

(c) all natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid (“Products”) produced from or attributable to the Leases from and after the Effective Time, as well as water produced from or attributable to the Leases from and after the Effective Time (collectively, the “Production”);

(d) all of the personal property, fixtures and improvements appurtenant to the Wells or the Leases or used solely in connection with the ownership or operation of the Wells or the Leases or with the production, treatment, sale or disposal of the Production, including, without limitation, pipelines, gathering lines, and compression facilities appurtenant to or located upon the Leases (the “Equipment”);

(e) all rights-of-way, easements, servitudes, subsurface leases, permits and licenses, to the extent they are transferable and are appurtenant to the Leases, Wells, or Equipment (“Easements”);

(f)  to the extent transferable, all agreements, product purchase and sale contracts, gas gathering contracts, salt water disposal leases, processing agreements, production handling agreements, facilities sharing agreements, compression agreements, equipment leases, permits, licenses, farmouts and farmins, options, orders, pooling, spacing or consolidation agreements and operating agreements and all other agreements relating to the Leases, the Wells, the Production, the Equipment and the Easements (the “Contracts”);

(g) to the extent transferable at no cost to Seller, each Seller Party's proprietary and licensed seismic data relating to the Assets; and

(h) records and files in the possession of each Seller Party relating to any of the Assets, including, without limitation: (i) lease, division order, contract and land files and title opinions; (ii) operations, production, environmental and engineering records; (iii) facility and well records; (iv) accounting, gas and/or oil imbalance files, well payout files and lease operating statements and files; and (v) any other files in the possession of each Seller Party relating to the Assets or the operation thereof (collectively, the “Records”), save and except for, in respect of each such category, (A) records that Seller is prohibited from disclosing under confidentiality agreements with third parties, (B) information entitled to legal privilege, including, without limitation, attorney work product and attorney-client communications (except for title opinions, which shall be included in the Records), (C) economic projections and (D) records of offers from, or negotiations with, Buyer or third parties with respect to the sale of the Assets and economic analyses associated therewith.

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1.3	Effective Time. The purchase and sale of the Assets shall be effective as of June 1, 2008, at 12:01 a.m., at the location of the Assets (the “Effective Time”).
2.	PURCHASE PRICE

2.1
Purchase Price. The purchase price for the Assets shall be $142,100,000 payable as provided in Section 2.3 below (the “Purchase Price”), subject to adjustment as set forth in Section 2.2. The Purchase Price will be allocated among the Properties (as defined below) as set forth on Schedule 5.1(a) (such amount being referred to herein as the “Allocated Value” with respect to each line item on Schedule 5.1(a) (each “Property”).

2.2	Adjustments to Purchase Price.

(a) The Purchase Price shall be adjusted upward by the following:

(1) the value of all merchantable liquid Products produced from or attributable to the Assets which are in storage above the pipeline connection as of the Effective Time and which have not been sold by Seller prior to Closing, such value to be the actual price received by Seller from the sale of such liquid Products less royalties, overriding royalties, taxes, gravity adjustments and other amounts deducted by the purchaser of such Products;

(2) the amount of all ad valorem, property, production, excise, severance and similar taxes based upon or measured by the ownership of the Assets or the production of Products or the receipt of proceeds therefrom, expenditures and other charges (excluding delay rentals), including, without limitation, prepaid expenses and expenses billed under applicable operating agreements (and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements), that are paid by or on behalf of Seller and that, in accordance with generally accepted accounting principles, are attributable to the ownership or operation of the Assets from and after the Effective Time;

(3) without duplication of adjustments made in accordance with Section 2.2(a)(l) above, net proceeds received by Buyer from the sale of Products produced from or attributable to the Assets prior to the Effective Time and other proceeds received by Buyer relating to the ownership or operation of the Assets that, in accordance with generally accepted accounting principles, are attributable to periods prior to the Effective Time;

(4) the value of the under balanced volume of Products attributable to the Assets as of the Effective Time, such value to be $6.46 per mmbtu, being the average El Paso San Juan Basis index for the time period of January 2005 through May 2008, being the time period that Seller owned the Assets, times the agreed under balanced volume of 29,089 mmbtus, less applicable royalties and taxes; and
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(5) overhead charges applicable to the operation of the Assets during the period from the Effective Time to the Closing Date shall be $70,000.00 per month, and prorated at the rate of $2,333 for each day of any partial months.

(b) The Purchase Price shall be adjusted downward by the following:

(1) the amount of all ad valorem, property, production, excise, severance and similar taxes based upon or measured by the ownership of the Assets or the production of Products or the receipt of proceeds therefrom, expenditures and other charges (excluding delay rentals), including, without limitation, expenses billed under applicable operating agreements (and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements), that are paid by or on behalf of Buyer and that, in accordance with generally accepted accounting principles, are attributable to the ownership or operation of the Assets prior to the Effective Time;

(2) net proceeds received by Seller from the sale of Products produced from or attributable to the Assets from and after the Effective Time and other proceeds received by Seller relating to the ownership or operation of the Assets that, in accordance with generally accepted accounting principles, are attributable to periods from and after the Effective Time;

(3) an amount equal to unpaid ad valorem, property and similar taxes based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes for the preceding tax year (such amount to be prorated for the period of Seller's ownership before and Buyer's ownership after the Effective Time); and

(4) an amount equal to the sum of all adjustments to the Purchase Price

(i) pursuant to Section 4.3 in respect of preferential purchase rights and consents;

(ii) pursuant to Section 5.2 in respect of Title Defects (as defined in Section 5.1(c));

(iii) pursuant to Section 6.2 in respect of Adverse Environmental Conditions (as defined in Section 6.1).
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(c) At least three (3) Business Days prior to Closing, Seller shall prepare and submit to Buyer a settlement statement (the “Preliminary Settlement Statement”) setting forth each adjustment to the Purchase Price pursuant to this Section 2.2, using for such adjustments the best information then reasonably available. Prior to Closing, Buyer may notify Seller of any objections to the Preliminary Settlement Statement; provided, however, that Buyer's failure to notify Seller of objections prior to Closing shall not be deemed a waiver thereof. The Parties shall use their reasonable efforts to agree on a final Preliminary Settlement Statement no later than one (l) day prior to Closing. The Purchase Price, adjusted as provided in the Preliminary Settlement Statement, is referred to herein as the “Preliminary Purchase Price.” If Buyer and Seller are unable to agree upon the final Preliminary Settlement Statement, then the Preliminary Purchase Price shall be as provided in a final Preliminary Settlement Statement acceptable to Seller, and such dispute shall be resolved in the course of the post-Closing adjustments pursuant to Section 9.1.

(d) For purposes of calculating any adjustment to the Purchase Price under this Section 2.2 as a result of Hydrocarbon imbalances, volumes of liquid Products shall be converted to equivalent cubic feet of gas using a conversion factor of 1 barrel of liquid Products to 6.0 MCF of gas. If Seller and a third party operator disagree as to the amount of any imbalance, Buyer and Seller shall attempt to mutually agree to an amount. If any Asset is deleted from the transaction pursuant to another provision of this Agreement, the Asset shall also be deleted from any adjustments pursuant to this section.

2.3 Payment of Purchase Price. The Preliminary Purchase Price shall be payable at Closing (as defined in Section 8.1) partially in cash and partially in Common Units, as defined in Schedule 2.3; provided, however, that Seller is able, on or before Closing, to obtain all necessary consents and resolve potential outstanding tax issues as reflected in a written agreement (the “Common Units Agreements”) to be entered into, at or prior to Closing, between Seller, Buyer, Company (as defined in Schedule 2.3) and EnerVest, Ltd. (as defined in Schedule 2.3) which shall set forth the manner in which the percentage of the Preliminary Purchase Price to be paid in Common Units shall be determined and provide for appropriate and customary representation and warranties from each of the signatories thereto with respect to the payment of the Common Units. The Unit Price of the Common Units shall be determined as set forth in Schedule 2.3. Seller shall use commercially reasonable efforts to obtain all necessary consents and resolve all outstanding tax matters for the receipt of a portion of the Preliminary Purchase Price in Common Units. In the event Seller is unable to obtain the necessary consents and/or resolve the outstanding tax matters on or before Closing, the Preliminary Purchase Price shall be paid in cash at the Closing. Any cash portion of the Preliminary Purchase Price shall be paid by wire transfer in accordance with such wire transfer instructions as Seller may deliver to Buyer at lease two (2) Business Days prior to Closing.

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3.	REPRESENTATIONS AND WARRANTIES

3.1
Representations and Warranties of Seller. Each Seller Party, as applicable, represents and warrants severally, not jointly, to Buyer solely as to such Seller Party and such Seller Party’s Ownership Share in the Assets, as of the date hereof and as of the Closing Date, as follows:

(a) EnerVest Institutional Fund represents and warrants that is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located. EnerVest Working Interest Fund represents and warrants that is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located. The general partner of each of the EnerVest Institutional Fund and the EnerVest Working Interest Fund is duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located.

(b) Seller Party has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with or give rise to a right of termination, cancellation or acceleration of any obligation or creation of a lien under: (i) any provision of the certificate of limited partnership or limited partnership agreements or similar organizational or formation documents of Seller Party; (ii) any provision of any agreement or instrument to which Seller Party is a party or by which it is bound (other than this Agreement); or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller Party or the Assets, except in the case of subsections (ii) and (iii) above, where such violation, conflict, termination, cancellation, acceleration or lien would not reasonably be expected to have a Material Adverse Effect or materially impair Seller Party’s ability to consummate the transactions contemplated by this Agreement.

(c) This Agreement has been, and, if Closing occurs, the documents to be executed and delivered by Seller Party upon Closing will be, duly authorized, executed and delivered on behalf of Seller Party, and this Agreement constitutes, and, if Closing occurs, the documents to be executed and delivered by Seller Party upon Closing will be, the legal, valid and binding obligation of Seller Party, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

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(d) Seller Party has not incurred any liability, contingent or otherwise, for brokers' or finders fees' relating to the transactions contemplated by this Agreement for which Buyer shall have responsibility whatsoever.

(e) There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of each Seller Party, threatened against Seller Party.

(f) Except as set forth on Schedule 3.1(f), there are no lawsuits pending against Seller Party (other than lawsuits of general applicability to the oil and gas industry) that would reasonably be expected to (i) result in impairment or loss of Seller Party's title to any part of the Assets, (ii) hinder or impede the operation of the Assets, or (iii) otherwise have a Material Adverse Effect.

(g) All material federal, state and local ad valorem, property, production, severance and similar taxes based upon or measured by Seller Party's ownership of the Assets or the production of Products therefrom that are due and owing have been paid.

(h) Except as set forth on Schedule 3.1(h), to Seller Party's knowledge, the Assets have been owned and operated in compliance with all applicable laws, rules and regulations (excluding, however, Environmental Laws (as defined in Section 9.4(a) as to which no representation or warranty is made in this Section 3.1), except where noncompliance therewith would not reasonably be expected to have a Material Adverse Effect.

(i) Except as set forth on Schedule 3.1 (i), no amount of Products produced from the Leases and marketed by Seller Party and, Seller Party's knowledge, no amount of Seller Party's Products produced from the Leases and marketed by others are subject to a sales or processing contract (except for contracts terminable without penalty by Seller Party on not more than thirty (30) days notice), and, no person has any call upon, option to purchase or similar rights under any agreement with respect to the Products produced from the Leases.

(j) As used herein, “Seller Party's knowledge” or words of similar import mean the actual knowledge of any employee of a Seller Party having a title of portfolio manager, operations manager or higher. With respect to any representation or warranty pertaining to any Asset not operated by Seller Party, such representation or warranty shall be deemed to be limited to Seller Party's knowledge with respect to such non-operated Asset.

(k) As used herein, “Material Adverse Effect” means a condition or occurrence that would have an adverse effect on the Assets exceeding $250,000.

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3.2	Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

(a) Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located; the general partner of Buyer is duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located; and the general partner of the Buyer is duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to carryon its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located.

(b) Buyer has all requisite power and authority to carry on its business as presently conducted and has all requisite power and authority to enter into this Agreement, to purchase the Assets on the terms described in this Agreement and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with or give rise to a right of termination, cancellation or acceleration of any obligation or creation of a lien under: (i) any provision of the certificate of limited partnership or limited partnership agreements or similar organizational or formation documents of Buyer; (ii) any provision of any agreement or instrument to which Buyer is a party or by which it is bound; or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer, except in the cases of subsections (ii) and (iii) above, where such violation, conflict, termination, cancellation or acceleration or lien would not materially impair Buyer's ability to consummate the transactions contemplated by this Agreement.

(c) This Agreement has been, and, if Closing occurs, the documents to be executed and delivered by Buyer upon Closing will be, duly authorized, executed and delivered on behalf of Buyer, and this Agreement constitutes, and, if Closing occurs, the documents to be executed and delivered by Buyer upon Closing will be, the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

(d) Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders fees' relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(e) There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of Buyer, threatened against Buyer.

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(f) The Buyer is an experienced oil and gas company and experienced in oil and gas operations. Buyer has entered into this Agreement on the basis of its own independent judgment and analysis. Buyer is in the business of purchasing and owning oil and gas properties. The Assets to be acquired by Buyer pursuant to this Agreement are being acquired by it for its own account for investment purposes and not for distribution within the meaning of any securities law. In acquiring the Assets, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Assets.

(g) Buyer will have at Closing all funds necessary to pay the Preliminary Purchase Price and any other amounts contemplated by this Agreement. Buyer's ability to consummate the transactions contemplated hereby is not contingent on its ability to secure financing or to complete any public or private placement of securities prior to or upon Closing.

3.3	Disclaimer of Representations and Warranties.

(a) BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, RELATING TO THE CONDITION OF ANY REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING PART OF THE ASSETS INCLUDING, WITHOUT LIMITATION: (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (v) ANY IMPLIED OR EXPRESS WARRANTY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT; (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT INCLUDING, WITHOUT LIMITATION, NATURALLY OCCURRING RADIOACTIVE MATERIAL OR ASBESTOS, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, EXCEPT FOR BUYER'S REMEDIES WITH RESPECT TO ADVERSE ENVIRONMENTAL CONDITIONS AS PROVIDED IN ARTICLE 6 HEREIN, IT IS THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, BUYER REPRESENTS TO SELLER THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE AND, EXCEPT FOR BUYER'S REMEDIES WITH RESPECT TO ADVERSE ENVIRONMENTAL CONDITIONS AS PROVIDED IN ARTICLE 6 HEREIN, BUYER WILL ACCEPT THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR,

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(b) SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO: (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER; OR (ii) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY

3.4
Buyer's Knowledge; Disclosure Schedules. Any fact, circumstance or matter disclosed on any of the schedules to this Agreement shall be deemed to qualify each and all of Seller's representations and warranties included herein and Buyer shall not be entitled to claim that any such fact, circumstance or matter constitutes a breach of any of Seller's representations or warranties contained herein.

4.	PRE-CLOSING COVENANTS AND AGREEMENTS

4.1	Pre-Closing Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

(a) Upon execution of this Agreement, Seller will make the Records available to Buyer for examination at a location designated by Seller and subject to such other reasonable limitations as Seller may require.

(b) Prior to the Closing Date (as defined in Section 8.1) and, with respect to non-operated Assets, subject to any necessary third party operator approval and Buyer's execution of any agreement required by such third party operator, Seller shall permit Buyer and its representatives at reasonable times and at Buyer's sole risk, cost and expense, to conduct reasonable inspections of the Assets (including a Phase I environmental assessment); provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS PARTNERS, SUBSIDIARIES AND AFFILIATES AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY AND ALL LOSSES OR CAUSES OF ACTION ARISING FROM BUYER'S INSPECTION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PROPERTY DAMAGES, PERSONAL INJURIES OR DEATH OF EMPLOYEES OF THE BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATIVES (“BUYER'S REPRESENTATIVES”), OR EMPLOYEES OF SELLER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATNES, OR THIRD PARTIES, REGARDLESS OF THE NEGLIGENCE OR STRICT LIABILITY OF SELLER OR ANY THIRD PARTY OTHER THAN BUYER'S REPRESENTATIVE(S).

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(c) During the period from the date of this Agreement to the Closing, Seller agrees, unless specifically waived by Buyer in writing, as follows:

(1) Subject to the provisions of applicable operating and other agreements, Seller shall cause EnerVest Operating, L. C. to operate, maintain and administer the Assets in a good and workmanlike manner, consistent with its past practices.

(2) Except for emergency action taken in the face of risk to life, property or the environment, Seller shall submit to Buyer for prior written approval, which approval shall not be unreasonably withheld, all requests for capital expenditures and all proposed new contracts and agreements relating to the Assets that involve individual commitments of more than $50,000, net to Seller's interest.

(3) Seller will not sell, farmout, encumber or dispose of any of the Assets, except in the ordinary course of business or pursuant to existing preferential purchase rights that are exercised prior to Closing.

(4) Seller will not enter into any material new contract affecting the Assets or modify or amend in any material adverse respect any Lease or existing Contract other than in the ordinary course of business.

(5) Seller will not settle any claim, action or proceeding relating to the Assets to the extent the result therefrom would have a Material Adverse Effect.

(d) Buyer acknowledges that Seller owns an undivided interest in certain of the Assets, and Buyer agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 4.1, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner that complies with the provisions of this Article 4.

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4.2
Pre-Closing Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller that Buyer shall maintain its status as a limited partnership and shall assure that as of the Closing Date it will not be under any material partnership or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated herein.

4.3	Preferential Rights and Consents.

(a) As soon as practicable after execution of this Agreement, Seller shall send (i) notices to the holders of the preferential rights applicable to the transactions contemplated hereby, and (ii) with respect to consents to assignment applicable to the transactions contemplated hereby, requests to third parties for their consent to assignment of the affected Assets to Buyer. The form and content of all solicitations for the waivers and consents affecting the Assets shall be determined by Seller, after consultation with Buyer, and shall not be inconsistent with any of the terms of this Agreement.

(b) In the event a third party exercises an applicable preferential right to purchase any of the Assets prior to the Closing Date (and does not, prior to the Closing, subsequently waive such preferential purchase right), the affected Assets shall be removed from this Agreement and the Purchase Price shall be reduced by the Allocated Value of such Assets. For a period of ninety (90) days after the Closing Date, Seller may, from time to time, notify Buyer in writing if any exercised preferential purchase right is not consummated with the holder of the preferential purchase right. Within ten (10) Business Days after Buyer's receipt of such notice, Seller shall sell, assign and convey to Buyer, and Buyer shall purchase and accept from Seller, the affected Assets pursuant to the terms of this Agreement and for the Allocated Value thereof (as adjusted pursuant to Section 2.2).

(c) If on the Closing Date preferential purchase rights applicable to any of the Assets have not expired or been waived, the affected Assets shall be excluded from the Assets delivered at Closing and the Purchase Price shall be reduced by the Allocated Value of such Assets. The Parties shall conduct a subsequent closing with respect to each of the excluded Assets if and when the applicable preferential purchase rights have expired or been waived. If any preferential purchase rights have neither expired nor been waived within ninety (90) days after the Closing Date, the affected Assets, automatically and without need to amend this Agreement, shall be removed from this Agreement and the Parties shall have no further obligations to each other with respect to the same.

(d) If any required consents to the assignment of any Asset (other than governmental consents or approvals customarily obtained post-Closing) are neither obtained prior to Closing nor waived by Buyer, then with respect to each affected Asset, Seller shall have the option to either (x) include such Asset in the Assets purchased by Buyer at Closing and agree to hold record title and/or operating rights to such Asset as nominee for the Buyer until such time as all applicable required consents have been obtained or waived by Buyer (in which case Buyer shall deliver the Allocated Value of such Asset (as adjusted pursuant to Section 2.2) to Seller at Closing as a portion of the Preliminary Purchase Price) or (y) exclude such Asset from this Agreement and the transactions contemplated hereby (in which case the Purchase Price shall be reduced by the Allocated Value thereof). With respect to each Asset for which Seller has agreed to hold record title and/or operating rights as nominee for Buyer (each “Nominee Asset”), Buyer shall be responsible for, and entitled to, all obligations, liabilities, and benefits relating to such Nominee Asset during the period in which Seller is holding record title and/or operating rights as Buyer's nominee (the “Nominee Period”), and BUYER SHALL DEFEND, INDEMNIFY, AND HOLD SELLER HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION AND LAWSUITS ASSERTED BY ANY PERSON, ENTITY OR GOVERNMENTAL AGENCY ARISING OUT OF THE OPERATION OF EACH NOMINEE ASSET DURING ITS RESPECTIVE NOMINEE PERIOD, REGARDLESS OF THE NEGLIGENCE OR STRICT LIABILITY OF SELLER. Upon all required consents to the assignment of any Nominee Asset being obtained or waived by Buyer, Seller shall assign and convey to Buyer such Nominee Asset pursuant to the terms of this Agreement.

4.4
Casualty Loss. If, subsequent to the date of this Agreement and prior to the Closing, all or any portion of the Assets are (i) destroyed by fire or other casualty or (ii) are taken in condemnation or under the right of eminent domain (or proceedings for such purposes are pending or threatened) (collectively, “Casualty Loss”), Buyer shall purchase the affected Assets notwithstanding any such Casualty Loss and the Purchase Price shall not be adjusted. Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties by reason of the Casualty Loss, and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the Casualty Loss. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer, such consent not to be unreasonably withheld.

4.5
Termination of Hedges. Seller shall unwind any financial or physical hedges affecting the Assets effective on the Closing Date. Seller shall pay for all Breakage Costs (as defined below) as result of unwinding any hedges, or Seller shall receive the net cash proceeds payable by a third party as a result of the termination of any hedges. As used herein, “Breakage Costs” means all costs and losses which the Seller incurs as a result of its terminating and liquidating any hedges, including, without limitation, reasonable attorney fees, loss of bargain, cost of funding, other costs and losses incurred in terminating related trade positions.

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5.	TITLE MATTERS

5.1	Definitions.

(a) The term “Defensible Title” shall mean such title held by each Seller Party on the Effective Time which, except for and subject to the Permitted Encumbrances (as defined in Section 5.1(b)): (i) entitles each Seller Party to receive its Ownership Share as to each Property of not less than the Net Revenue Interest set forth on Schedule 5.1(a) (or in the case of a Property with an Allocated Value less than $0, not greater than the Net Revenue Interest set forth on Schedule 5.1(a)) of the Products produced and saved from such Property for the life of such Property; (ii) obligates each Seller Party to bear its Ownership Share of costs and expenses relating to the drilling, maintenance, development, operation and plugging and abandonment of a Property in an amount not greater than the Working Interest set forth in Schedule 5.1(a) for such Property (unless there is a proportionate increase in the corresponding Net Revenue Interest) for the life of such Property; and (iii) is free and clear of liens, encumbrances and defects.

(b) The term “Permitted Encumbrances,” as used herein, means:

(1) lessors' royalties, overriding royalties, unitization and pooling designations and agreements, reversionary interests and similar burdens that do not reduce the Net Revenue Interest for any Property below that shown on Schedule 5.l(a) for such Property or increase the Working Interest for any Property above that set forth on Schedule 5.1(a) for such Property without a proportionate increase in the corresponding Net Revenue Interest;

(2) third party consents required for the transfer of any of the Assets which (i) are obtained prior to Closing, (ii) the lack of which do not invalidate a Lease or Contract, or (iii) are required consents, notices to, filings with, or other actions by governmental entities which are customarily obtained post-Closing;

(3) preferential rights to purchase all or any portion of the Assets;

(4) easements, rights-of-way, servitudes, licenses and permits on, over, across or in respect of any of the Assets;

(5) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Assets: (A) if they have not been filed pursuant to law; (B) if filed, they have not yet become due and payable and payment is being withheld as provided by law; or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action;

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(6) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Assets that, individually or in the aggregate, (i) do not materially reduce the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), (ii) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, (iii) do not prevent Seller from receiving the proceeds of production, and (iv) do not operate to: (A) reduce the Net Revenue Interest for any Property below that set forth on Schedule 5.1 (a) for such Property; or (B) increase the Working Interest for any Property above that set forth on Schedule 5. 1(a) for such Property without a proportionate increase in the corresponding Net Revenue Interest.

(c) The term “Title Defect” as used herein shall mean any encumbrance or defect in Seller's title to the Leases that renders a Seller Party's title to the Leases to be less than Defensible Title.

(d) The term “Title Benefit” as used herein shall mean any condition that (i) entitles a Seller Party to receive as to a Property set forth in Schedule 5.1(a) a greater Net Revenue Interest than that set forth on Schedule 5.1(a) for such Property (or in the case of a Property with an Allocated Value less than $0, less than the Net Revenue Interest set forth on Schedule 5.1(a)); or (ii) obligates a Seller Party to bear costs and expenses relating to the drilling, maintenance, development and operation and plugging and abandonment of a Property in an amount less than the Working Interest set forth in Schedule 5.1(a) for such Property, unless there is a proportionate decrease in the corresponding Net Revenue Interest.

5.2	Title Defect Adjustments.

(a) No action (including no adjustment to the Purchase Price) shall be required under Section 5.2(c) below in respect of any individual Title Defect unless the value of such Title Defect equals or exceeds a threshold of $15,000 with respect to a Property. With respect to all Title Defects meeting such threshold, no action (including no adjustment to the Purchase Price) shall be required under Section 5.2(c) except and only to the extent that the aggregate value of all such Title Defects and all timely asserted Adverse Environmental Conditions meeting the individual claim threshold set forth in Section 6.2(a), net of all Title Benefit Offsets (as defined in Section 5.3 below), exceeds a deductible equal to $2,131,500 as to both Seller Parties.

(b) Buyer shall give Seller written notice of any Title Defects alleged by Buyer at least ten (10) days prior to the Closing Date. Such notice shall be in writing and shall include: (i) a description of each Title Defect; (ii) the Allocated Value of the Properties affected by each Title Defect; (iii) the amount by which Buyer believes the Allocated Value of each of such Properties has been reduced because of each Title Defect, and (iv) documentation or other evidence reasonably supporting Buyer's assertion of each Title Defect and the reduction in Allocated Value asserted pursuant to the preceding clause (iii) with respect thereto. Buyer shall be deemed to have waived all Title Defects of which Seller has not been given timely notice and all Title Defects that, individually or in the aggregate, do not meet the requirements set forth in Section 5.2(a).

(c) Subject to the limitations contained in Section 5.2(a), a property affected by a Title Defect shall be excluded from the Assets to be purchased by Buyer hereunder and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such property unless, prior to one (1) day before the Closing Date, either: (i) the Title Defect has been cured; (ii) Buyer agrees to waive the relevant Title Defect and purchase the affected Asset(s) notwithstanding such Title Defect; (iii) Seller agrees to indemnify Buyer against all losses, costs, expenses and liabilities with respect to such Title Defect; or (iv) Buyer and Seller agree upon a reduction of the Purchase Price with respect to such Title Defect.

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5.3
Title Benefit Offsets. Buyer shall promptly notify each Seller Party of any Title Benefits identified by Buyer prior to Closing, such notice to include a description of the Title Benefit and the Properties affected. Each Seller Party shall give Buyer written notice of any Title Benefits alleged by each Seller Party at least ten (10) days prior to the Closing Date. Such notice shall be in writing and shall include: (i) a description of each Title Benefit; (ii) the Allocated Value of the Properties affected by each Title Benefit; (iii) the amount by which each Seller Party believes the value of each of such Properties has been increased because of each Title Benefit, and (iv) documentation or other evidence reasonably supporting each Seller Party’s assertion of each Title Benefit and the increase in value asserted pursuant to the preceding clause (iii) with respect thereto. Each Seller Party shall be deemed to have waived all Title Benefits of which Buyer has not been given timely notice. A property affected by a Title Benefit shall be excluded from the Assets to be purchased by Buyer hereunder and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such property unless, prior to one (1) day before the Closing Date, either (i) each Seller Party agrees to waive the relevant Title Benefit and sell the affected Asset(s) notwithstanding such Title Benefit or (ii) Buyer and each Seller Party agree upon an adjustment to the Purchase Price with respect to such Title Benefit (a “Title Benefit Offset”). All Title Benefit Offsets shall be netted against the value of Title Defects and Adverse Environmental Conditions as provided in Sections 5.2(c) and 6.2(c).

5.4
Special Warranty of Title. Each Seller Party, individually, and not jointly, warrants its title to the Leases and fee minerals included in the Assets unto Buyer, its successors and assigns, against all claims BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE.

5.5	Limitations. THIS ARTICLE 5 SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND RIGHT OF RECOVERY THAT BUYER SHALL HAVE AGAINST SELLER WITH RESPECT TO SELLER'S TITLE TO THE ASSETS.

6.	ENVIRONMENTAL MATTERS

6.1
Adverse Environmental Conditions. An “Adverse Environmental Condition” means any condition of the Assets which is not in compliance with applicable Environmental Law, other than as set forth on Schedule 6.1. “Environmental Law” means all laws, statutes, ordinances, rules and regulations of any governmental authority pertaining to protection of the environment in effect as of the Effective Time and as interpreted by court decisions or administrative orders as of the Effective Time in the jurisdiction in which such Asset is located. Environmental Law does not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or merely recommended, but not required, by a governmental authority.

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6.2	Adverse Environmental Condition Adjustments.

(a) No action (including no adjustment to the Purchase Price) shall be required under this Section 6.2 in respect of any individual Adverse Environmental Condition existing on a Property unless the value of such AdverseEnvironmental Condition equals or exceeds a threshold of $25,000 with respect to a Property. With respect to all Adverse Environmental Conditions meeting such threshold, no action (including no adjustment to the Purchase Price) shall be required under this Section 6.2 except and to the extent that the aggregate value of all such Adverse Environmental Conditions and all timely asserted Title Defects meeting the individual claim threshold set forth in Section 5.2(a), net of all Title Benefit Offsets, exceeds a deductible equal to $2,131,500 as to both Seller Parties.

(b) Buyer shall give each Seller Party written notice of any Adverse Environmental Conditions alleged by Buyer at least ten (10) days prior to the Closing Date. Such notice shall be in writing and shall include: (i) a description of each Adverse Environmental Condition; (ii) the Allocated Value of the Properties affected by each Adverse Environmental Condition; (iii) the expenditures that Buyer estimates will be required to place the Assets affected by each Adverse Environmental Condition into compliance with applicable Environmental Law, and (iv) documentation or other evidence reasonably supporting Buyer's assertion of each Adverse Environmental Condition and the expenditures provided pursuant to the preceding clause (iii) with respect thereto. Buyer shall be deemed to have waived all Adverse Environmental Conditions of which Seller has not been given timely notice hereunder and all Adverse Environmental Conditions that do not meet the requirements set forth in Section 6.2(a).

(c) Subject to the limitations contained in Section 6.2(a), a Property affected by an Adverse Environmental Condition shall be excluded from the Assets to be purchased by Buyer hereunder and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property unless, prior to one (1) day before the Closing Date, either: (i) the Adverse Environmental Condition has been cured; (ii) Buyer agrees to waive the relevant Adverse Environmental Condition and purchase the affected Assets notwithstanding the Adverse Environmental Condition; or (iii) Buyer and Seller agree upon a reduction of the Purchase Price with respect to such Adverse Environmental Condition. If Seller and Buyer agree to a downward adjustment to the Purchase Price pursuant to clause (iii) above, said adjustment shall not reflect any costs to remediate to a more stringent remediation standard than is required by Environmental Laws.

6.3
Limitations. THIS ARTICLE 6 SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND RIGHT OF RECOVERY THAT BUYER SHALL HAVE AGAINST SELLER WITH RESPECT TO ANY ADVERSE ENVIRONMENTAL CONDITIONS OR OTHER MATTER OR CIRCUMSTANCE WITH RESPECT TO THE ASSETS RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH.

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7.	CONDITIONS TO CLOSING

7.1	Seller's Conditions. The obligations of Seller at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Seller, of the following conditions:

(a) All representations and warranties of Buyer contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing; and

(b) Buyer shall have provided Seller evidence satisfactory to Seller that Buyer, as of Closing is qualified to do business and to own and operate the Assets in the jurisdictions in which the Assets are located or to which they are adjacent.

7.2	Buyer's Conditions. The obligations of Buyer at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Buyer, of the following condition:

All representations and warranties of each Seller Party contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

7.3	Mutual Conditions. The obligations of Buyer and Seller at the Closing are subject to the satisfaction at or prior to the Closing of the following condition:

No suit or proceeding brought by a party other than Buyer, or either Seller Party, shall be pending, nor shall any order have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of Closing, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the purchase and sale contemplated by this Agreement.

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8.	CLOSING

8.1
Date of Closing. Unless the Parties agree otherwise in writing and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall be held on or before September 8, 2008 (the “Target Closing Date”). The date on which the Closing occurs shall be referred to herein as the “Closing Date.”

8.2	Place of Closing. The Closing shall be held at the offices of Seller in Houston, Texas.

8.3	Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall execute, acknowledge and deliver Assignments and Bills of Sale, in sufficient counterparts to facilitate recording, substantially in the form of Exhibit B hereto, assigning the Assets to Buyer;

(b) Seller shall execute, acknowledge and deliver Mineral Deeds, in sufficient counterparts to facilitate recording, substantially in the form of Exhibit C hereto, conveying all mineral estates included in the Assets to Buyer;

(c) Seller and Buyer shall execute, acknowledge and deliver such additional assignments as are required by the Bureau of Land Management or the Bureau of Indian Affairs with respect to the transfer of the Assets to Buyer;

(d) Buyer shall deliver to Seller the Preliminary Purchase Price by wire transfer in immediately available federal funds;

(e) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets assigned to Buyer;

(f) Each Seller Party shall deliver a certificate executed by an authorized officer of such Seller Party certifying on behalf of such Seller Party that, to the best of such officer's knowledge, the representations and warranties of such Seller Party set forth in Section 3.1 hereof, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, at and as of the Closing and that all obligations of Seller hereunder that are required to be performed at or prior to Closing have been performed in all material respects;

(g) Buyer shall deliver a certificate executed by an authorized officer or representative of Buyer certifying on behalf of Buyer that, to the best of such officer's knowledge, the representations and warranties of Buyer set forth in Section 3.2 hereof, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, at and as of the Closing and that all obligations of Buyer hereunder that are required to be performed at or prior to Closing have been performed in all material respects;

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(h) Each Seller Party shall deliver a certificate duly executed by an authorized officer or representative of such Seller Party, dated as of the Closing (i) attaching and certifying on behalf of such Seller Party those instruments authorizing the execution, delivery and performance by Seller or such Seller Party, as the case may be, of this Agreement and the transactions contemplated hereby; and (ii) certifying on behalf of such Seller Party the incumbency of each officer or authorized representative of Seller executing this Agreement or any document delivered at Closing;

(i) Buyer shall deliver a certificate duly executed by an authorized officer or representative of Buyer, dated as of the Closing (i) attaching and certifying on behalf of Buyer those instruments authorizing the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby; and (ii) certifying on behalf of Buyer the incumbency of each officer or authorized representative of Buyer executing this Agreement or any document delivered at Closing; and

(j) Buyer and Seller shall execute and deliver a mutually acceptable agreement concerning the terms of their cooperation in the drilling of horizontal wells in the Gallup formation.

9.	OBLIGATIONS AFTER CLOSING

9.1
Post-Closing Adjustment Procedure. As soon as reasonably practicable, but no later than ninety (90) days after the Closing Date, Seller shall deliver to Buyer a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price required under Section 2.2. Seller shall make available the necessary records to permit Buyer to conduct an audit of the Final Settlement Statement during the forty-five (45) period commencing on the date the Final Settlement Statement is delivered to Buyer (the “Audit Period”). As soon as reasonably practicable, but no later the end of the Audit Period, Buyer may deliver to Seller a written report containing any changes Buyer proposes to such statement. Any matters covered by the Final Settlement Statement as delivered by Seller to which Buyer fails to object in the written report shall be deemed correct and shall be final and binding on the parties and not subject to further review, audit or arbitration. The undisputed amounts (net of any amounts in dispute) will be paid or collected promptly in cash only. The parties agree to negotiate in good faith to resolve any disputes relating to items in the Final Settlement Statement and shall meet no later than fifteen (15) days after Seller receives Buyer's written report to attempt to agree on any adjustments to the Final Settlement Statement. If the parties fail to agree on final adjustments within that fifteen (15) day period, either Party may submit the disputed items, no later than the thirtieth (30th) day following the expiration of such fifteen (I5) day period, to KPMG or another nationally-recognized, United States-based accounting firm on which the parties agree in writing (the “Accounting Referee”). Any adjustment dispute that is not resolved by agreement of the parties or submitted to the Accounting Referee by such thirtieth (30th) day shall be deemed waived unless the thirty (30) day period is extended by mutual written agreement of the parties. The parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after its receipt of relevant materials pertaining to the dispute. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Seller and Buyer shall share equally the Accounting Referee's fees and expenses. The Final Settlement Statement, whether as agreed between the parties or as determined by a decision of the Accounting Referee, shall be binding on and non-appealable by the parties and not subject to further review, audit or arbitration. Payment by Buyer or Seller, as applicable, for any disputed amount on the Final Settlement Statement shall be made within five (5) Business Days after the earlier of (i) the date such amount is agreed, or deemed agreed, by the parties and (ii) the date the parties receive the Accounting Referee's decision (such earlier date being the “Final Settlement Date”).

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9.2
Allocation of Revenues. Seller shall be entitled to all operating revenues (and related accounts receivable) attributable to the Assets to the extent the foregoing relate to the period of time prior to the Effective Time and Buyer shall be entitled to all operating revenues (and related accounts receivable) attributable to the Assets to the extent the foregoing relate to the period of time from and after the Effective Time. Except for amounts accounted for in connection with the Preliminary Settlement Statement or the Final Settlement Statement, (a) if Buyer receives any funds to which Seller is entitled pursuant to the preceding sentence, then Buyer shall promptly, and in no event more than thirty (30) days after receipt, deliver such funds to Seller and (b) if Seller receives any funds to which Buyer is entitled pursuant to the preceding sentence, then Seller shall promptly, and in no event more than thirty (30) days after receipt, deliver such funds to Buyer.

9.3	Files and Records. As soon as practicable, but in any event within thirty (30) days after the Closing Date, Seller shall deliver the Records to Buyer (other than division order files, which will be delivered within sixty (60) days following Closing). Seller shall furnish originals of paper files to the extent they are maintained in the normal course of business, and if all right, title and interest in the affected property is conveyed. If only a portion of the affected property is conveyed, copies of the original files will be made available to Buyer. If any related file information is maintained as imaged documents, this data will be delivered to Buyer on CD format for Buyer to print the documents or load to an imaging system. Seller, at its sole cost, shall have the right to make copies of all Records delivered to Buyer. Buyer shall retain, or shall cause its assigns to retain, the Records and make them available to Seller for seven (7) full calendar years following the Closing Date, in Buyer's office during normal business hours. If Buyer desires to destroy any portion of the Records within such seven (7) year period, it shall notify Seller prior to such destruction and provide Seller an opportunity to take possession of the Records to be destroyed, at Seller's expense. Any assignment by Buyer of the Assets shall be made expressly subject to the foregoing record retention requirements.

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9.4	Assumption of Obligations and Release. If Closing occurs:

(a) BUYER EXPRESSLY AGREES TO ASSUME RESPONSIBILITY FOR AND AGREES TO PAY, PERFORM, FULFILL AND DISCHARGE ALL CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS ACCRUING OR RELATING TO OWNING, DEVELOPING, EXPLORING, OPERATING AND MAINTAINING THE ASSETS, WHETHER RELATING TO PERIODS BEFORE OR AFTER THE EFFECTIVE TIME, INCLUDING, WITHOUT LIMITATION, ALL ENVIRONMENTAL CLAIMS, WHETHER ARISING OR ACCRUING BEFORE OR AFTER THE EFFECTIVE TIME, REGARDLESS OF THE NEGLIGENCE OR STRICT LIABILITY OF SELLER (THE “ASSUMED OBLIGATIONS”). AS USED HEREIN, “ENVIRONMENTAL CLAIMS” MEANS ALL CLAIMS OR DEMANDS, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PROPERTY DAMAGE, PERSONAL INJURY, WRONGFUL DEATH, AND NATURAL RESOURCE DAMAGE ARISING (OR ALLEGED TO ARISE) FROM OR RELATED TO ADVERSE ENVIRONMENTAL CONDITIONS WITH RESPECT TO THE ASSETS OR OTHERWISE RELATING TO THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION IN, ON, UNDER OR FROM THE ASSETS OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR POLLUTANTS.

(b) BUYER HEREBY RELEASES AND DISCHARGES ANY AND ALL CLAIMS AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, AGAINST SELLER WITH RESPECT TO ANY OF THE ASSUMED OBLIGATIONS, INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL CLAIMS OR ADVERSE ENVIRONMENTAL CONDITIONS, INCLUDING, BUT NOT LIMITED TO, MATTERS OR CIRCUMSTANCES RELATING TO ENVIRONMENTAL LAWS, THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR POLLUTANTS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH. BUYER EXPRESSLY ASSUMES THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING NATURALLY OCCURRING RADIOACTIVE MATERIALS, HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, ASBESTOS, SOLID WASTES, OR POLLUTANTS, AND THAT ADVERSE PHYSICAL CONDITIONS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF UNKNOWN ABANDONED OIL AND GAS WELLS, WATER WELLS, SUMPS AND PIPELINES MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATION.

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(c) WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IF CLOSING OCCURS, BUYER, FROM AND AFTER CLOSING, ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY ALL COSTS AND EXPENSES ASSOCIATED WITH PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES, AND CLEARING AND RESTORATION OF SITES ASSOCIATED WITH THE ASSETS, AND MAY NOT CLAIM THE FACT THAT PLUGGING AND ABANDONMENT, DECOMMISSIONING, OR SITE CLEARANCE OR RESTORATION OPERATIONS ARE NOT COMPLETE OR THAT ADDITIONAL COSTS AND EXPENSES ARE REQUIRED TO COMPLETE PLUGGING AND ABANDONMENT, DECOMMISSIONING, OR SITE CLEARANCE OR RESTORATION OPERATIONS AS A BREACH OF SELLER'S REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT OR THE BASIS FOR ANY OTHER REDRESS AGAINST SELLER, AND BUYER (ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS) IRREVOCABLY RELEASES AND WAIVES ANY AND ALL CLAIMS IT MAY HAVE AGAINST SELLER ASSOCIATED WITH THE SAME, AND RELEASES SELLER FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, PLUGGING AND ABANDONMENT OF WELLS, DECOMMISSIONING OF FACILITIES, AND CLEARING AND RESTORATION OF SITES ASSOCIATED WlTH THE ASSETS, NO MATTER WHETHER ARISING OR ACCRUING BEFORE OR AFTER THE EFFECTIVE TIME.

9.5	Indemnification. From and after Closing, Buyer shall indemnify each Seller Party as follows:

(a) BUYER SHALL DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS SELLER, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS (“SELLER INDEMNIFIED PARTIES”) AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH (i) ANY ASSUMED OBLIGATION, OR (ii) BUYER'S BREACH OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS HEREIN.

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(b) All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 9.5(b). Any person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, and a Party wishes to assert a claim for indemnity hereunder such Party shall with reasonable promptness provide to the Indemnifying Party a written notice of the indemnity claim it wishes to assert on behalf of itself or another Indemnified Party, including the specific details of and specific basis under this Agreement for its indemnity claim (a “Claim Notice”). A Party seeking indemnity by an Indemnifying Party hereunder shall provide its Claim Notice promptly after such Party has actual knowledge of the claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served by a third party on the applicable Indemnified Party with respect to the claim; provided that the failure of any Party to give notice of a claim as provided in this Section shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the claim or otherwise prejudices the Indemnifying Party's ability to defend against the claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest. Such cooperation shall include, without limitation, the retention and provision to the Indemnifying Party of all records and other information that are reasonably relevant to the Losses at issue. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. No claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise (i) entails a full and unconditional release of the Indemnified Party (and any other members of the Indemnified Party's group, i.e., all Seller Indemnified Parties or all Buyer Indemnified Parties) without any admission or finding of fault or liability and (ii) does not impose on the Indemnified Party any material non-financial obligation or any financial obligation that is not fully paid by the Indemnifying Party.

9.6
Suspense Funds. The responsibility for payment of amounts held in suspense by Seller for periods prior to the Effective Date as to any of the Assets (such as suspended royalties held in the ordinary course of business as a result of title defects or changes of ownership) and the funds so held shall be transferred to Buyer at the Final Settlement Date (along with all reasonable supporting documentation to the extent in Seller's possession). After such time, any items accruing to suspense on account of production from the Assets shall be the responsibility of Buyer. From and after the Closing Date, Buyer shall assume all responsibility for such accounts and shall indemnify and hold Seller harmless from any claim or liability with respect thereto.

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9.7
Recordation and Post-Closing Consents. After Closing, Buyer shall be responsible for filing and recording the documents associated with assignment of the Assets to Buyer and for all costs and fees associated therewith, including filing the assignments with appropriate federal, state and local authorities as required by law and in all adjacent counties or parishes onshore of the Assets. As soon as practicable after recording or filing, Buyer shall furnish Seller all recording data and evidence of all required filings. Buyer shall be responsible for obtaining all consents and approvals of governmental entities or authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith.

9.8	Taxes.

(a) Real and Personal Property Taxes. Pursuant to Section 2.2, all ad valorem taxes, real property taxes and personal property taxes (“Real and Personal Property Taxes”) for the year in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Buyer. For any year in which an apportionment is required, Buyer shall file all required reports and returns incident to these taxes assessed for the year in which the Effective Time occurs that are not paid by Seller as of the Closing Date.

(b) Sales and Other Transfer Taxes. The Purchase Price does not include any sales taxes or other transfer taxes imposed in connection with the sale of the Assets. Buyer shall pay any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fee and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to the Agreement. If Buyer is of the opinion that it is exempt from the payment of any such sales tax or transfer tax, Buyer shall furnish to Seller the appropriate tax exemption certificate.

(c) Tax Proceedings. In the event Buyer receives notice of any examination, claim, adjustment or other proceeding relating to the liability for taxes with respect to any period prior to the Effective Time, Buyer shall notify Seller in writing within thirty (30) days of receiving notice thereof. The Parties shall cooperate with each other and with their respective affiliates in the negotiations and settlement of any proceeding described in this Section 9.8.

(d) Purchase Price Allocation. The allocation of Purchase Price provided for on Schedule 5.l(a) is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code. Buyer and Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and regulations thereunder, including without limitation the filing by Buyer and Seller of an IRS Form 8594 with their federal income tax returns for the taxable year in which Closing occurs. Buyer and Seller agree that each will not take for income tax purposes, or permit any affiliate to take, any position inconsistent with the allocation of Purchase Price prescribed on Schedule 5.1 (a).

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10.	TERMINATION OF AGREEMENT

10.1	Termination. This Agreement and the transactions contemplated hereby may be terminated prior to Closing as follows:

(a) By Seller if any of the conditions set forth in Section 7.1 are not satisfied in all material respects or waived as of the Target Closing Date;

(b) By Buyer if the condition set forth in Section 7.2 is not satisfied in all material respects or waived as of the Target Closing Date;

(c) By Buyer or Seller if the condition set forth in Section 7.3 is not satisfied or waived as of the Target Closing Date;

(d) By Seller if Closing has not occurred by October 1, 2008 (provided that Seller is not at the time of such termination in material breach of any of its representations, warranties, or covenants under this Agreement);

(e) By Buyer if Closing has not occurred by October 1, 2008 (provided that Buyer is not at the time of such termination in material breach of any of its representations, warranties, or covenants under this Agreement); and

(f) At any time by the mutual written agreement of Buyer and Seller.

10.2	Liabilities Upon Termination or Breach.

(a) In the event of the termination of this Agreement by Seller in accordance with Section 10.1(a), 10.1(c), or 10.1(f), Seller shall have no liability hereunder of any nature whatsoever to Buyer, including any liability for damages. If Buyer terminates this Agreement in accordance with Section 10.1(b), 10.1(c), or 10.1(f) above, it shall have no liability hereunder of any nature whatsoever to Seller including any liability for damages. If this Agreement is terminated by Seller in accordance with Section 10.1(a) or 10.1(d) or Buyer in accordance with Section 10.1(b) or 10.1(e), then the terminating party shall have such legal or equitable remedies as may be provided by law for breach of this Agreement.

(b) Upon any termination of this Agreement pursuant to this Section 10, the representations and warranties contained in Article 3 shall terminate and neither Buyer nor Seller shall have any liability hereunder in respect of any breach of the provisions of Article 3. Except as described in the preceding sentence and in Section 10.2(a), nothing contained in this Agreement (including this Section 10.2) shall be contained to limit Seller's or Buyer's legal or equitable remedies in the event of a breach of any term or provision of this Agreement (other than Article 3).

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11.	MISCELLANEOUS

11.1	Schedules and Exhibits. All schedules and exhibits to this Agreement are hereby incorporated by reference herein and constitute a part of this Agreement.

11.2
Expenses. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

11.3
Notices. All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when (a) personally delivered to the individual indicated below, (b) if delivered by facsimile transmission to the individual indicated below, then on the day of transmission if received during business hours or on the next business day after transmission if received after business hours or (c) if mailed to the individual indicated below, when received. Addresses for all such notices and communication shall be as follows:

If to Seller:     EnerVest Energy Institutional Fund IX, L.P.
EnerVest Energy Institutional Fund IX-WI, L.P.
C/o EnerVest, Ltd.
1001 Fannin, Suite 800
Houston, Texas 77002
Attention: Mr. James M. Vanderhider
Telephone: (713) 659-3500
Facsimile: (713) 659-3556
Email: jvanderhider@enervest.net

If to Buyer:    EV Properties, L.P.
C/o EV Properties GP, LLC
1001 Fannin, Suite 800
Houston, Texas 77002
Attention: Mr. Michael E. Mercer
Telephone: (713) 495-6583
Facsimile: (713) 659-3556
Email: mmercer@enervest.net

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

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11.4	Amendments. This Agreement may only be amended by a written instrument executed by both Parties.

11.5
Assignment. Neither Party may assign all or any portion of its rights or delegate all or any portion of its duties hereunder unless it continues to remain liable for the performance of its obligations hereunder and obtains the prior written consent of the other Party, which consent shall not be unreasonably withheld.

11.6
Announcements. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall, prior to Closing, issue any press release or other public disclosure concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

11.7
Governing Law; Venue. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas, without giving effect to its conflicts of law provisions. The Parties stipulate and agree to submit to the jurisdiction and venue of the United States District Court and the Texas State District Court sitting in Houston, Harris County, Texas with respect to all disputes in any way relating to, arising under, connected with, or incident to this Agreement.

11.8
Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

11.9
Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and, except as expressly provided in the indemnity provisions hereof with respect to the Buyer Indemnified Parties and the Seller Indemnified Parties, nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

11.10
Survival. OTHER THAN THE LIMITED OR SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENTS AND DEEDS TO BE DELIVERED PURSUANT HERETO, THE REPRESENTATIONS AND WARRANTIES PROVIDED FOR IN THIS AGREEMENT SHALL NOT SURVIVE THE CLOSING AND EXCEPT AS EXPRESSLY PROVIDED OTHERWISE HEREIN, THE REMAINDER OF THIS AGREEMENT SHALL NOT SURVIVE THE CLOSING.

11.11
Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments, and shall take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

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11.12
Severability. Invalidity of any provisions in this Agreement shall not affect the validity of this Agreement as a whole, and in case of such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

11.13
Headings; Technology; Defined Terms. Titles and headings in this Agreement have been included solely for ease of reference and shall not be considered in interpretation or construction of this Agreement. All article, section, subsection, clause, schedule and exhibit references used in this Agreement are to articles, sections, subsections, clauses, schedules and exhibits to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. Unless the context of this Agreement clearly requires otherwise (a) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (b) the words “includes” or “including” shall mean “includes without limitation” and “including without limitation,” (c) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and (d) any reference to a statute, regulation, or law shall include any amendment thereof or any successor thereto. All capitalized terms (including all terms included in ALL CAPS in any portion of this Agreement) shall have the meaning assigned thereto herein.

11.14	Definition of “Business Day”. As used herein, “Business Day” means a day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in Houston, Texas.

11.15
Not to be Construed Against Drafter. Each Party has had an adequate opportunity to review each and every provision of this Agreement and to submit the same to legal counsel for review and advice. Based on the foregoing, the rule of construction, if any, that a contract be construed against the drafter shall not apply to interpretation or construction of this Agreement.

11.16
Indemnities and Conspicuousness of Provisions. Except as expressly provided otherwise in this Agreement, the release, defense, indemnification and hold harmless provisions provided for in this Agreement shall be applicable whether or not the claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys' fees and costs of litigation) in question arose solely or in part from the active, passive or concurrent negligence, strict liability, breach of duty (statutory or otherwise), violation of law, or other fault of any indemnified party, or from any pre-existing defect. The Parties agree that provisions of this Agreement in “ALL CAPS” or “bold” type satisfy any requirement of the “express negligence rule” and other requirement at law or in equity that provisions be conspicuously marked or highlighted.

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11.17
Counterparts of Assignment. The Assignment and Bill of Sale in the form attached as Exhibit B is intended to assign all of the Assets being assigned pursuant to this Agreement. Certain Assets that are leased from, or require the approval to transfer by, a governmental entity are conveyed under the Assignment and Bill of Sale and also are described and covered by other separate assignments made by Seller to Buyer on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments arc the same, and not in addition to, the interests conveyed in the Assignment and Bill of Sale.

11.18
Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

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Executed as of the date first above mentioned.

SELLER: ENERVEST ENERGY INSTITUTIONAL FUND IX, L.P. ENERVEST ENERGY INSTITUTIONAL FUND IX-WI, L.P. By: EnerVest, Ltd. It’s General Partner

By:	/s/ Mark A. Houser
Mark A. Houser
Executive Vice President and Chief Operating Officer

BUYER: EV PROPERTIES, L.P. By: EV Properties GP, LLC It’s General Partner

By:	/s/ Michael E. Mercer
Michael E. Mercer
Senior Vice President and Chief Financial Officer

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